                                                                    Exhibit 12.1


                             HEALTH CARE REIT, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                           YEAR ENDED DECEMBER 31                             SEPTEMBER 30
                                          ----------------------------------------------------------    -----------------------
                                             1998        1999       2000        2001        2002           2002        2003
                                             ----        ----       ----        ----        ----           ----        ----
                                                                          (DOLLARS IN THOUSANDS)
 EARNINGS:

 Income from continuing operations
     before extraordinary items (1)         $  60,830   $ 71,928    $ 63,872    $ 59,219   $ 66,983        $ 47,528   $ 56,502
 Fixed charges                                 26,455     36,403      38,866      34,644     44,644          32,236     41,472
 Capitalized interest                          (7,740)    (8,578)     (3,079)       (841)      (170)                    (1,128)
 Equity (earnings) losses in less than
     50% owned subsidiary                        (380)       378        (318)       (332)       (15)            220       (270)
                                          ----------------------------------------------------------    -----------------------
 Earnings                                   $  79,165   $100,131    $ 99,341    $ 92,690   $111,442        $ 79,984   $ 96,576
                                          ==========================================================    =======================

 FIXED CHARGES:

 Interest expense (2)                       $  18,030   $ 26,916    $ 34,622    $ 32,028   $ 42,101        $ 30,480   $ 38,312
 Capitalized interest                           7,740      8,578       3,079         841        170                      1,128
 Amortization of loan expenses                    685        909       1,165       1,775      2,373           1,756      2,032

                                          ----------------------------------------------------------    -----------------------
 Fixed charges                              $  26,455   $ 36,403    $ 38,866    $ 34,644   $ 44,644        $ 32,236   $ 41,472
                                          ==========================================================    =======================

 CONSOLIDATED RATIO OF EARNINGS           ----------------------------------------------------------    -----------------------
     TO FIXED CHARGES                            2.99       2.75        2.56        2.68       2.50            2.48       2.33
                                          ==========================================================    =======================

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(1) Effective January 1, 2003, in accordance with FASB Statement No. 145, we reclassified the losses on extinguishments of debt in 2001 and 2002 to income from continuing operations rather than as extraordinary items as previously required under FASB Statement No. 4.

(2) For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations, in accordance with FASB Statement No. 144.